Exhibit 7.6




This confirms our agreement that the Schedule 13D to which this agreement is being filed as an exhibit is filed on behalf of each of Charles Morgan Securities, Inc. and PCM Industries, Inc.


PCM Industries Inc


By: /s/ Paul E. Taboada
Paul E. Taboada , President/CEO.


Charles Morgan Securities, Inc.


By: /s/ Paul E. Taboada
Paul E. Taboada , President/CEO.